Exhibit 10.1

                              EMPLOYMENT AGREEMENT

                                    Joey Jung

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 30th day of October, 2004 (the "Effective Date"), by and between Power Technology, INC., a Nevada corporation ("Employer"), and Joey Jung, an individual residing in Vancouver, British Columbia, Canada ("Executive").

                              W I T N E S S E T H:

                  WHEREAS, Employer and Executive desire to enter into an agreement regarding Executive's employment with Employer pursuant to the terms and conditions set forth herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties covenant and agree as follows:

                  1. Employment. Employer hereby employs Executive and Executive hereby accepts employment with Employer on the terms and conditions set forth in this Agreement.

                  2. Term of Employment. The term of Executive's employment hereunder (the "Term") shall commence as of 22 day of November, 2004 (the "Commencement Date") and shall continue (subject to extension and termination by either Employer or Executive, all as hereinafter provided) for an initial term (the "Initial Term") expiring on 21 day of November, 2006 (the "Expiration Date"). The Expiration Date shall, unless terminated by Employer or Executive, be automatically extended for successive one (1)-year periods following the expiration of the Initial Term. If Employer desires to terminate Executive's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one (1)-year term, Employer shall give written notice of such desire to Executive at least ninety (90) days prior to the expiration of the Initial Term or any succeeding one (1)-year term. If Executive desires to terminate Executive's employment under this Agreement at the end of the Initial Term or at the end of any succeeding one (1)-year term, Executive shall give written notice of such desire to Employer at least ninety (90) days prior to the expiration of the Initial Term or any succeeding one (1)-year term. At the expiration of the then-existing term, Employer shall have no further obligation to Executive other than payment of any earned and unpaid Base Salary (as hereafter defined) under Section 3.a. and any earned and unpaid Bonus (as hereafter defined) under Section 3.b., and Executive shall have no further obligation to Employer except as set forth in Sections 8, 9, 10 and 11.

                  3. Compensation and Other Benefits.

                           a. As compensation for all services rendered by
Executive in performance of Executive's duties or obligations under this Agreement, Employer shall pay Executive the following base salary (the "Base Salary"):

            86,250 Canadian Dollars per year through 21 day of November 2005, Increasing to 97,750 Canadian Dollars per year from 22 day of November 2005, to 21 day of November 2006, increasing in each subsequent year by no less than 10% of Base Salary or such greater amount as set by the Compensation Committee.


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Executive's Base Salary shall be payable in equal semi-monthly installments or in the manner and on the timetable which Employer's payroll is customarily handled or at such intervals as Employer and Executive may hereafter agree to from time to time.

                           b. Upon the execution of this agreement, Executive
shall be entitled to a stock option to acquire 100,000 shares of the Employer's common stock at a price of one half of one cent, $.005 U.S. Dollars, pursuant to the terms of the Company's 2004-B Stock Option, SAR, and Stock Bonus Plan (the "Plan"). Executive shall also be entitled stock options to acquire an additional 900,000 shares of the Employer's common stock at a price of one half of one cent, $.005 U.S. Dollars, pursuant to the terms of the Company's 2004-B Stock Option, SAR, and Stock Bonus Plan (the "Plan Stock options for 450,000 of these additional shares shall vest upon the earlier of two years from the Commencement Date or the manufacturing and delivery of 100 prototype 12 Volt batteries. Stock options for the other 450,000 additional shares shall vest upon the earlier of two years from the Commencement Date or the completion of the design and fabrication of the equipment necessary to manufacture the 12 Volt battery in commercial quantities.

                           c. Executive shall be entitled to be reimbursed by
Employer for all reasonable and necessary expenses incurred by Executive in carrying out Executive's duties under this Agreement in accordance with Employer's standard policies regarding such reimbursements. The Employer should pay expenses by Executive in no later than 10 days after receiving the expense claims.

                           d. Employer shall pay, for Executive's benefit, the
premiums required by Canadian law or the basic medical and health benefits (MSP) and work compensation board (WCB) insurance.

                           e. During each twelve (12) month period of this
Agreement, Executive shall be entitled to three (3) weeks of paid vacation, increasing to four (4) weeks after five years of service. In addition, Executive shall be entitled to receive paid holidays as enjoyed by all other employees of Employer.

                  4. Duties.

                           a. Executive is employed to act as Chief Technology
Officer and Vice President of Employer, and to perform the duties and functions that are normal and customary to such position. Employer shall establish an office and laboratory for Executive's use in the metropolitan Vancouver, British Columbia metropolitan area.

                           b. Executive agrees that during the period of
employment, Executive shall devote full-time efforts to Executive's duties as an employee of Employer and Executive shall use Executive's best efforts to perform the duties of Executive's position in an efficient and competent manner and shall use Executive's best efforts to promote the interests of Employer and any affiliated companies.

                           c. During the period of employment, Executive agrees
not to (i) solely or jointly with others undertake or join any planning for or organization of any business activity related to technology competitive with the business activities of Employer, and (ii) directly or indirectly, engage or participate in any other activities related to technology in conflict with the best interests of Employer. The Employer agrees Executive may consult other companies with business outside the field of lead-acid battery technology if the other business is not in competition with Employer and if such consulting activities do not interfere with the performance by Executive of his duties to Employer.


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                           d. Executive agrees that during the period of
employment Executive shall refer to Employer all opportunities to which Executive might become exposed in carrying out Executive's duties and responsibilities hereunder that relate to the Employer's business.

                  5. Termination of Employment. Executive's employment and this Agreement shall terminate upon the earliest to occur of any of the following events (the actual date of such termination being referred to herein as the "Termination Date"):

                           a. The expiration of the Agreement pursuant to
Section 2.

                           b. Employer may terminate Executive's employment and
this Agreement for Cause (as defined below), provided, however, that Employer may not terminate Executive's employment for Cause unless:

                                    (1) No fewer than sixty (60) days prior to
                  the date of termination (the actual date of such termination being referred to herein as "Date of Termination"), the Employer provides Executive with written notice (the "Notice of Consideration") of Employer's intent to consider termination of Executive's employment for Cause, which notice shall include a detailed description of the specific reasons which form the basis for such consideration, and shall specify a date and time for Executive to appear before the Company's Board of Directors to present arguments and evidence on Executive's own behalf with respect to the reasons for consideration identified in the Notice of Consideration (which date shall not be less than thirty (30) days after the date the Notice of Consideration is provided by Employer to Executive) (the "Consideration Date");

                                    (2) Executive shall have the opportunity to
                  appear before the Company's Board of Directors on the Consideration Date, with or without legal representation, at Executive's election, to present such arguments and evidence on Executive's own behalf with respect to such reasons for consideration; and

                                    (3) Following the presentation to the
                  Company's Board of Directors as provided in Section 5.b.(2) above or Executive's failure to appear before the Board of Directors on the Consideration Date, Executive may be terminated for Cause only if (x) the Company's Board of Directors, by the affirmative vote of two-thirds (2/3) of the members of a quorum of the Board of Directors present at such meeting (excluding Executive if Executive is then a member of the Board of Directors, and any other member of the Board of Directors reasonably believed by the Board of Directors to be involved in the events leading the Board of Directors to terminate Executive for Cause), determines that the actions or inactions of Executive specified in the Notice of Termination occurred, that such actions or inactions constitute Cause; and
                  (y) the Company's Board of Directors provides Executive with a written determination (a "Notice of Termination for Cause") setting forth in specific detail the basis of such Termination of Employment, which Notice of Termination for Cause shall be consistent with the reasons set forth in the Notice of Consideration. Unless the Employer establishes both (i) its full compliance with the substantive and procedural requirements of this Section 5.b. prior to a termination of employment for Cause, and (ii) that Executive's action or inaction specified in the Notice of Termination for Cause did occur and constituted Cause, any termination of employment shall be deemed a termination by Employer without Cause for all purposes of this Agreement.


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                                    (4) After providing a Notice of
                  Consideration pursuant to the provisions of Section 5.b.(1), the Employer's Board of Directors may, by the affirmative vote of two-thirds (2/3) of the members of a quorum of the Board of Directors present at such meeting (excluding for this purpose Executive if he is a member of the Board of Directors, and any other member of the Board of Directors reasonably believed by the Board of Directors to be involved in the events issuing the Notice of Consideration), suspend Executive with pay until a final determination pursuant to this Section 5.b. has been made.

                                    (5) After receiving a Notice of
                  Consideration pursuant to the provisions of Section 5.b.(1), Executive may terminate this Agreement without Good Reason with thirty (30) days prior written notice.

                                    (6) If Executive's employment is terminated
                  under this Section 5.b., Executive shall be entitled to receive accrued but unpaid compensation set forth in Section 3.a. and Section 3.b. hereof through the Termination Date and those benefits under Section 3.d. which are required under the Employee Income Retirement Security Act of 1974, as amended ("ERISA"), or other applicable laws.

                           c. In the event of Executive's death or disability of
a permanent nature rendering the Executive unable to perform Executive's duties hereunder for a period of not less than ninety (90) days during any one hundred eighty (180) consecutive day period during the Term hereof, Employer shall pay to the Executive or the estate of the Executive, as applicable, in the year of death or disability, compensation which would otherwise be payable to the Executive pursuant to Section 3 hereof up to (i) the end of the one hundred eighty (180) day period following death, or (ii) the expiration of the one hundred eighty (180) day period referred to above during which time the Executive was unable to perform Executive's duties hereunder to the extent described above.

                                    (1) The Term of employment shall end upon
                  the Executive's death or the expiration of such one hundred eighty (180) day period and a determination by the Employer's Board of Directors of Employer that there is no reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Executive to perform the essential functions of Executive's position under this Agreement despite the existence of such disability.

                                    (2) For purposes of this Agreement,
                  Executive shall be deemed to be unable to perform Executive's duties hereunder when the Board of Directors of Employer, upon the advice of a qualified physician mutually agreeable to the Executive (or, if appropriate, Executive's representative) and the Board of Directors of Employer, shall have determined that Executive has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing Executive's duties under this Agreement.

                                    (3) Before making any termination decision
                  pursuant to this Section 5.c., the Board of Directors of Employer shall determine whether there is any reasonable accommodation (within the meaning of the Americans with Disabilities Act) which would enable Executive to perform the essential functions of Executive's position under this Agreement despite the existence of any such disability. If such a reasonable accommodation is possible, Employer shall make that accommodation and shall not terminate Executive's employment hereunder based on such disability.


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                           d. The Employer may terminate the Executive's
employment without Cause with thirty (30) days prior written notice. In that event, the Employer shall:

                                    (1) Pay the Executive six months of Base
                  Salary, and as of the Termination Date, all accrued but unpaid compensation due under Section 3.a. and Section 3.b.

                                    e. As used in this Agreement, "Cause" shall
                  mean:

                                    (1) Any embezzlement or wrongful diversion
                  of funds of Employer or any affiliate of Employer by Executive;

                                    (2) Gross malfeasance by Executive in the
                  conduct of Executive's duties;

                                    (3) Material breach of this Agreement and
                  the failure to cure such breach; or

                                    (4) Gross neglect by Executive in carrying
                  out Executive's duties.

                  6. Inventions and Creations Belong to Employer.

              With respect to any and all inventions, discoveries, conceptions, ideas and/or improvements created, conceived or developed by Employee (whether alone or in combination with others) at any time during his or her employment by Company with respect to any field in which Company has operated or in which Company is likely to operate in the future (the "Inventions"):

         A. Employee agrees to promptly disclose the details of any such Inventions to an authorized representative of Company and provide such representative with all information in Employee's possession relative thereto including all possible patent applications for such Inventions;

         B. All such Inventions, whether or not patented or patentable, shall be deemed the sole and exclusive property of Company, and Employee agrees to execute any and all documents which Company deems necessary to transfer or assign such rights to Company;

         C. Employee agrees, at no cost to Company, to execute any and all documents which Company deems necessary to obtain, maintain and/or enforce its rights in such Inventions including, but not limited to, any patent applications which Company elects to file in all countries in the world and, at no cost to Company, to fully cooperate with Company in the obtaining, maintaining and enforcement of any intellectual property protection sought or obtained for such Inventions, including providing any testimony required to obtain, maintain and/or enforce such rights; and

         D. Employee will not file any patent applications relating to such Inventions without first obtaining an express release from a duly authorized representative of Company.

                  7. Confidentiality; Ownership of Information. A. "Confidential Information" shall mean any confidential technical data, trade


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

secret, know-how or other confidential information disclosed to Employee in writing, orally, or by drawing or other form or developed by Employee in the course of and

         B. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is rightfully received from a third party without restriction on disclosure; (ii) is furnished to any third party by the Company without restriction on its disclosure; (iii) is approved for release upon a prior written consent of the Company; (iv) is disclosed pursuant to judicial order, requirement of a governmental agency or by operation of law.

         C. The Executive agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the Company for any purpose other than for the performance of the rights and obligations of Executive's employment during the term of employment or thereafter, without the prior written consent of the Company. Executive further agrees that Confidential Information shall remain the sole property of the Company and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information. No license shall be granted by the Company to Executive with respect to Confidential Information disclosed hereunder unless otherwise expressly provided herein.

         D. Upon the request of the Company, Executive will promptly return all Confidential information furnished hereunder and all copies thereof.

         E. If Executive breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential information hereunder, Company shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages notwithstanding anything to the contrary contained herein.

                  8. Noncompete; Working for Competitor. In consideration of Executive's employment by Employer, Executive will not, at any time During the Term and for a period of twenty four (24) months after the date of termination of employment, directly or indirectly, for Executive's own account or on behalf of any direct competitors of Employer, engage in any business related to lead-acid batteries or the Employer's patented pipeline connection technology or the Employer's patented alloy sensor technology (whether as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity), without the prior written consent of Employer, which consent may be withheld by Employer in Employer's reasonable discretion.

                  9. Non-Solicitation of Employees. During the Term and for a period of twelve (12) months after the date of termination of employment, Executive will not in any way, directly or indirectly (i) induce or attempt to induce any employee of Employer to quit employment with Employer; (ii) otherwise interfere with or disrupt Employer's relationship with its employees; (iii) solicit, entice or hire away any employee of Employer; or (iv) hire or engage any employee of Employer or any former employee of Employer whose employment with Employer ceased less than one year before the date of such hiring or engagement. Executive acknowledges that any attempt on the part of Executive to induce others to leave Employer's employ, or any effort by Executive to interfere with Employer's relationship with its other employees would be harmful and damaging to Employer.

                  10. Remedies; Injunction. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, Executive agrees that Employer, in addition to and not in limitation of any other rights, remedies or damages available to Employer at law or in equity, shall be entitled to a permanent injunction without the necessity of proving


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actual monetary loss in order to prevent or restrain any such breach by
Executive or by Executive's partners, agents, representatives, servants, employees and/or any and all persons directly or indirectly acting for or with Executive. It is expressly understood between the parties that this injunctive or other equitable relief shall not be Employer's exclusive remedy for any breach of this Agreement, and Employer shall be entitled to seek any other relief or remedy which it may have by contract, statute, law or otherwise for any breach hereof.

                  11. Arbitration. The parties agree that all disputes or questions arising in connection with this Agreement and/or the termination of Executive's employment hereunder shall be settled by a single arbitrator pursuant to the rules of the American Arbitration Association in the City of Houston, Texas, and the award of the arbitrators shall be final, non-appealable, conclusive and enforceable in a court of competent jurisdiction; provided, however, notwithstanding the foregoing, in no event shall any dispute, claim or disagreement arising under Sections 6, 7, 8, and 9 of this Agreement that requires injunctive or other equitable relief be required to be submitted to arbitration pursuant to this provision or otherwise.

                  12. Expenses. The Employer shall promptly pay or reimburse Executive for all costs and expenses, including, without limitation, court costs and attorneys' fees, incurred by Executive as a result of any claim, action or proceeding (including, without limitation, a claim, action or proceeding by Executive against the Employer) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof. The Employer shall pay all the expense, supplies, and operating cost regarding the establishment of an office and laboratory foe Executive's use in metropolitan Vancouver, British Columbia, Canada.

                  13 Notices. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Employer and Executive as follows:

         If to Employer, at:           1770 St. James Place, Suite 115
                                       Houston, Texas 77056
                                       Attention:  Chairman of the Board
                                       Facsimile No.: (713) 586-6678
                                       bwalter@pwtcbattery.com

         or, if to Executive, at:      Mr. Joey Jung
                                       6685 Berkeley Street
                                       Vancouver, B.C.
                                       V5S 2J5
                                       CANADA
                                       jpjung@telus.net

Notices shall be deemed properly delivered and received when and if either: (i) personally delivered; (ii) delivered by nationally-recognized overnight courier;
(iii) when deposited in the Mail, by registered or certified mail, return receipt requested, postage prepaid; (iv) sent via internet e mail with a confirmation of receipt. Any party may change its notice address for purposes hereof to any address within the continental United States by giving written notice of such change to the other parties hereto at least fifteen days prior to the intended effective date of such change.

                  14. Severability. If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort,


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Employer and Executive shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all the remaining provisions of this Agreement shall remain in full force and effect.

                  15. Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties.


                  16. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective legal representatives, heirs, successors and permitted assigns.

                  17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

                  18. Agreement Read, Understood and Fair. Executive and Employer have carefully read and considered all provisions of this Agreement and agree that all of the restrictions set forth are fair and reasonable and are reasonably required for the protection of their respective interests.

                  19. Subject to Board Approval. This Agreement is subject to approval of the Board of Directors of Employer. In connection therewith, Employer agrees to submit a unanimous written consent of the Board of Directors approving such agreement on or before November 2, 2004, and to advise Executive promptly following such meeting as to whether this Agreement was approved. In the event this Agreement is not approved on or before such date, this Agreement shall be void and of no further force or effect. The parties agree that this Agreement shall be of no force and effect unless and until it has been approved by the Board and executed by both parties.



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        IN WITNESS WHEREOF, the parties have executed this Agreement on the 30th day of 2004, effective as of the Effective Date.

                                           EMPLOYER:

                                           Power Technologies, Inc.


                                           By:
                                               -----------------------------
                                               Bernard J Walter - President



                                           EXECUTIVE:



                                           ---------------------------------
                                           Joey Jung



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